Exhibit 99.1
G&K SERVICES REPORTS RECORD FISCAL 2015 FIRST QUARTER RESULTS
Operating Margin Improves to 11.7 Percent
Return on Invested Capital Increases to 10.8 Percent
Adjusted Earnings from Continuing Operations Grow 23 Percent to a Record $0.81 Per Diluted Share

MINNEAPOLIS, MN, October 28, 2014 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the first quarter of its fiscal year 2015, which ended on September 27, 2014. First quarter revenue grew 4.5 percent to $230.2 million, up from $220.2 million in last year’s first quarter. Earnings from continuing operations grew 23 percent to $0.81 per diluted share, compared to adjusted earnings from continuing operations of $0.66 per diluted share in the prior year period. Adjusted earnings from continuing operations in the prior year period excluded a $0.07 per share benefit from a change in merchandise amortization lives and a $0.05 per share charge for an increase to the company’s estimated multi-employer pension plan withdrawal liability. Including these items, prior year earnings from continuing operations were $0.68 per diluted share (see reconciliation table for details).

“This was a strong start to our fiscal year,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “The multi-year positive trends in our business continued, with solid revenue growth and significant margin expansion, which together produced another quarter of improved return on invested capital and double-digit earnings growth.”

Income Statement Review
First quarter revenue grew 4.5 percent to $230.2 million, compared to $220.2 million in the prior-year quarter. The organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 5.4 percent. This strong organic growth was partially offset by the negative impact of a lower exchange rate for the Canadian dollar.

Operating margin from continuing operations expanded to 11.7 percent, a 130 basis point increase compared to an adjusted operating margin from continuing operations of 10.4 percent in last year’s first quarter. The higher operating margin was primarily driven by operating leverage from revenue growth and productivity improvements in rental operations. These improvements more than offset higher rental merchandise expense, and increased employee healthcare costs. Adjusted operating margin from continuing operations in the prior year period excluded the previously mentioned benefit from the change in estimated merchandise amortization lives and the charge related to pension withdrawal. Including these items, prior year operating margin from continuing operations was 10.7 percent (see reconciliation table).

Interest expense in the quarter increased to $1.8 million, compared to $1.6 million in the prior-year quarter, primarily due to higher total debt resulting from funding the special dividend which was paid in June 2014. The effective tax rate decreased to 34.7 percent, compared to 38.1 percent in the first quarter last year, primarily due to the release of reserves related to the expiration of certain tax statutes. The lower tax rate positively impacted first quarter earnings by approximately $0.04 per share. Diluted share count was 20.0 million, compared to 19.8 million in last year’s first quarter.

Balance Sheet and Cash Flow
The company ended the first quarter with total debt, net of cash, of $231.1 million and a ratio of debt to total capital of 41.6 percent. Total stockholders’ equity at the end of the quarter was $378.3 million. On a three month annualized basis, return on invested capital (ROIC) increased 180 basis points to 10.8 percent, compared to 9.0 percent in the first quarter last year.

Cash provided by operating activities was $21.8 million, compared to $1.5 million in the first quarter last year. The increased operating cash flow was primarily due to lower income tax payments, improved working capital management, and higher net income. Capital expenditures were $12.5 million, compared to $6.4 million in the prior year quarter. During the quarter, G&K returned $9.8 million of cash to shareholders through dividend payments and stock repurchases.

Outlook
The company continues to expect fiscal 2015 revenue in a range of $930 million to $950 million. Based on first quarter results, the company now expects full-year earnings per diluted share between $3.15 and $3.30, up from the previously announced range of $3.10 to $3.25.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at www.gkservices.com/investors. A replay of the call will be available on the company’s website through November 28, 2014.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 7,800 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

All results reported in the tables below are only from our continuing operations

	Three Months Ended				Three Months Ended
	September 27, 2014				September 28, 2013
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$230,242	$26,850	$16,368	$0.81	$220,223	$23,569	$13,610	$0.68
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(2,273)	(1,435)	$(0.07)
Add: Impact of pension withdrawal and associated expenses (1)	—	—	—	—	—	1,687	1,048	0.05
As Adjusted	$230,242	$26,850	$16,368	$0.81	$220,223	$22,983	$13,223	$0.66

(1) In the first quarter of 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund, by $1,687.

(2) In the fourth quarter of fiscal 2013, we modified the estimated useful lives of certain merchandise in service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental and direct sale line item. The pretax benefit in the first quarter of fiscal 2014 was $2,273.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as adjusted net operating income from continuing operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 38.5 percent.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending September 27, 2014 and September 28, 2013.

	For the Three Months Ended
(U.S. Dollars, in thousands)	September 27, 2014	June 28, 2014
Numerator:
Income from continuing operations as reported	$26,850	$23,569
Add: Impact of pension withdrawal and associated expenses	—	(2,273)
Less: Change in merchandise amortization lives	—	1,687
Adjusted income from continuing operations	26,850	22,983
Income taxes at 38.5 percent	10,337	8,848
Adjusted income after tax from continuing operations	16,513	14,135
Annualized adjusted income after tax from continuing operations	$66,052	$56,540

Denominator:
Current maturities of long-term debt	$621	$—
Long-term debt	269,132	181,600
Total stockholders' equity	378,300	480,426
Less: cash and cash equivalents	(38,677)	(35,587)
Total capital	$609,376	$626,439

Return on invested capital	10.8%	9.0%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended
(U.S. Dollars, in thousands, except per share data)	September 27, 2014	September 28, 2013

Rental and direct sale revenue	$230,242	$220,223

OPERATING EXPENSES
Cost of rental and direct sale revenue	151,452	144,505
Pension withdrawal and associated expenses	—	1,687
Selling and administrative	51,940	50,462
Total operating expenses	203,392	196,654

INCOME FROM CONTINUING OPERATIONS	26,850	23,569
Interest expense	1,795	1,581
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	25,055	21,988
Provision for income taxes	8,687	8,378
NET INCOME FROM CONTINUING OPERATIONS	16,368	13,610
Net loss from discontinued operations, net of tax	—	211
NET INCOME	$16,368	$13,821

EARNINGS (LOSS) PER COMMON SHARE
BASIC
From continuing operations	$0.82	$0.69
From discontinued operations	—	0.01
BASIC EARNINGS PER COMMON SHARE	$0.82	$0.70
DILUTED
From continuing operations	$0.81	$0.68
From discontinued operations	—	0.01
DILUTED EARNINGS PER COMMON SHARE	$0.81	$0.69

Earnings available to common stockholders:
Net income from continuing operations	$16,368	$13,610
Less: Income allocable to participating securities	(233)	(181)
Net income from continuing operations available to common stockholders	$16,135	$13,429

Weighted average number of shares outstanding, basic	19,628	19,429
Weighted average number of shares outstanding, diluted	19,999	19,836

Dividends declared per share	$0.310	$0.270

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Unaudited)
(U.S. Dollars, in thousands)	September 27, 2014	June 28, 2014
ASSETS
Current Assets
Cash and cash equivalents	$38,677	$37,118
Accounts receivable, net	99,416	100,193
Inventory	38,503	38,423
Merchandise in service	126,927	124,111
Other current assets	24,144	27,250
Total current assets	327,667	327,095

Property, Plant, Equipment, net	202,249	201,382
Goodwill	330,633	333,214
Other Assets	61,622	61,828
Total assets	$922,171	$923,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$45,758	$44,600
Accrued expenses and other current liabilities	64,013	72,640
Deferred income taxes	26,164	26,306
Current maturities of long-term debt	621	792
Total current liabilities	136,556	144,338

Long-Term Debt, net of Current Maturities	269,132	266,230
Deferred Income Taxes	17,660	17,214
Other Noncurrent Liabilities	120,523	121,693
Stockholders' Equity	378,300	374,044
Total liabilities and stockholders' equity	$922,171	$923,519

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended
	September 27,	September 28,
(U.S. Dollars, in thousands)	2014	2013
Operating Activities:
Net income	$16,368	$13,821
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	7,891	7,631
Deferred income taxes	1,224	(2,022)
Share-based compensation	1,773	1,851
Changes in current operating items, exclusive of acquisitions and divestitures-
Accounts receivable	(70)	(4,332)
Inventory and merchandise in service	(3,535)	(5,249)
Accounts payable	4,222	1,523
Other current assets and liabilities	(5,299)	(12,562)
Other	(791)	793
Net cash provided by operating activities	21,783	1,454
Investing Activities:
Capital expenditures	(12,498)	(6,390)
Net cash used for investing activities	(12,498)	(6,390)
Financing Activities:
Repayments of long-term debt	(339)	(18)
Proceeds from revolving credit facilities, net	3,075	6,600
Cash dividends paid	(6,182)	(5,312)
Net Issuance of common stock, under stock option plans	1,328	2,453
Repurchase of common stock	(3,641)	(2,183)
Shares associated with tax withholdings under our equity incentive plans	(1,562)	(1,287)
Excess tax benefits of shared-based compensation	1,099	1,141
Net cash used for financing activities	(6,222)	1,394
Effect of Exchange Rates on Cash	(1,504)	539
(Decrease) Increase in Cash and Cash Equivalents	1,559	(3,003)

Cash and Cash Equivalents:
Beginning of period	37,118	38,590
End of period	$38,677	$35,587
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com